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                                                                   EXHIBIT 10.12

                      CABLE AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the 15th day of January, 1999, by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and COXCOM, Inc., dba COX COMMUNICATIONS PALOS VERDES, a Delaware corporation ("Affiliate"), whose address is 43 Peninsula Center, Rolling Hills Estates, CA 90274.

1.    GRANT OF LICENSE

1.1 Wink hereby grants to Affiliate the non-exclusive license to use the Wink ITV Studio, Wink ITV Broadcast Server, and Wink ITV Response Server versions 1.0 and any and all subsequent versions (hereinafter collectively referred to as "Wink Software") to deliver Enhanced Broadcasting to Affiliate cable system over Affiliate's digital and analog platforms. During the initial eighteen (18) month term of this Agreement, any and all versions of the Wink Software shall be licensed to Affiliate at no charge. During the remainder of this Agreement, any and all subsequent versions of the Wink Software that become available shall be licensed to Affiliate at a Most Favored Nations (MFN) rate or three thousand ($3,000.00) per month, whichever is lower. For purposes of this Agreement, the term MFN is based upon total Wink enabled boxes committed to deploy, and includes all price and non-price terms of the license or transaction, including but not limited to price of Software license, support for Software and for the Enhanced Broadcasting Service, and to the extent applicable, promotional support and rebates, and duration of license. If MFN language to other Multiple System Operators (MSOs) is not tied to volume of Wink enabled boxes committed to deploy, Wink agrees to offer Affiliate such language.

1.2 This License is not transferable outside of the Affiliate systems Operating Area, nor any rights hereunder, may be transferred, assigned or sub-licensed in whole or in part without Wink's prior written consent. If, at any time during the term of this Agreement, other CoxCom, Inc. cable systems decide to utilize the Wink Software and Enhanced Broadcasting service, Wink agrees to provide the Software and services to such systems at an MFN rate.

1.3 For purposes of this Agreement, the "Operating Area" of any system shall mean, with respect to a cable television system, the geographical area where Affiliate is authorized to construct, operate, manage or maintain a cable television system by appropriate governmental authority.

1.4 Affiliate agrees to launch the Wink Software on all advanced analog cable set top boxes in Operating Area. Affiliate will use commercially reasonable efforts to enable Wink on a minimum of 10,000 (CFT 2200) advanced analog cable set top boxes.

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2     TERM

2.1 The term of this Agreement shall commence on February 1, 1999 and terminate three (3) years thereafter -- January 31, 2002. After the initial eighteen (18) month period, which will end on August 1, 2000, Affiliate will have 30 days to terminate this Agreement without cause and without incurring the first monthly license fee.

2.2 This Agreement will automatically renew for one year periods unless either party notifies the other at least 60 days prior to the end of the term of that party's intent not to renew.

3.    INTEGRATION

3.1 For purposes of this Agreement, the term "Enhanced Broadcasting" means the Wink software-enabled supplemental graphics and that is directly related to and accompanies the primary video and audio stream of the National Broadcaster (i.e., NBC, CBS, ABC, Fox, UPN, WB and PaxNet) or National Cable Programming Service (e.g., ESPN, TNT, A&E, et al.)(collectively referred to as "Programmers") with which it is transmitted. Additionally, the Enhanced Broadcasting shall be limited to the above-mentioned content to the extent that it provides additional information about the specific television programs or commercial advertisements being transmitted by Programmer to Affiliate pursuant to the applicable cable programming affiliation agreement or retransmission consent agreement. Otherwise, in no way does this Agreement expand upon or enlarge the rights of any Programmer under existing carriage agreements with Affiliate. Enhanced Broadcasting is originated by and for the sole direct benefit of the Programmer whose signal is being enhanced by the Wink software. Affiliate's carriage of any Enhanced Broadcasting is wholly subject to Affiliate's carriage in its Operating Area of the particular Programmer which is being enhanced by the Wink software. Carriage of any such Programmer shall remain within the sole discretion of Affiliate.

3.2 Affiliate will distribute Enhanced Broadcasting to advanced analog and, at its discretion, digital subscribers through its Operating Area headend as a field trial. Subject to the limitations set forth in section 3.1 above, the Enhancements provided by the Wink software shall enable viewers to perform various functions, such as submitting information requests, viewing information and going to a full screen virtual channel through the Enhancement. Enhanced Broadcasting shall not include (a) any program guide functionality or information that subscribers may access through the Wink software; or (b) content that conflicts with any contractual provisions contained in any cable affiliation or retransmission consent agreement to which Affiliate is a party.

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3.3   Wink also agrees to perform all Wink related work necessary to integrate with advanced analog and digital cable set top boxes at no charge to Affiliate. Any and all Wink integration to digital cable set top boxes will be at the sole discretion of Affiliate.

3.4 Both parties will use their commercially reasonable efforts to complete all installation and integration work per the dates mentioned above.

3.5 Affiliate agrees to allow Wink to install and use Wink Response Servers located in individual Affiliate Operating Area headends to collect, aggregate, and route responses for national Enhanced Broadcasting applications through Wink's Alameda Data Center. Wink agrees to provide weekly reporting to Affiliate of all response traffic generated by its Affiliate subscribers.

3.6 During the eighteen (18) month trial period, Wink will provide all technical phone support and maintenance for all Wink hardware and Wink Software at no charge to Affiliate. Following the trial period, the monthly maintenance charge will be $500.

4.    RATES AND DEPLOYMENT

4.1 Affiliate agrees to provide Wink Enhanced Broadcasting as part of its advanced analog and, at its discretion, its digital offering to its subscribers in Palos Verdes, CA on February 1, 1999 or as soon thereafter as the Wink Software and any necessary support is available, but in any event, no later than March 31, 1999. Any and all Wink deployment on the digital cable set top boxes will be at the sole discretion of Affiliate.

4.2 Effective as of February 1, 1999, Wink agrees to waive the license fee payment per Operating Area of $3,000 per month for a period of eighteen
      (18) months. Following the 18 months, Affiliate shall remit a monthly license fee payment of $3,000, through the term of this Agreement subject to the limitations set forth in section 2.1 above.

4.3 Affiliate commits to distribute to its advanced analog subscribers and, at Affiliate's discretion, its digital subscribers, only Enhanced Broadcasting delivered from Programmers. Affiliate may delete any material provided within the bandwidth of a Programmer signal that is not Enhanced Broadcasting. Affiliate shall not be required to or held responsible for distributing Enhanced Broadcasting in a manner that would cause it to violate the terms of an existing Affiliation agreement or retransmission consent agreement. Any and all Wink integration to digital cable set top boxes will be at the sole discretion of Affiliate. Affiliate agrees to keep the appropriate headend and server equipment in good working order for an uninterrupted carriage of Enhanced Broadcasting. If Affiliate experiences problems with the Enhanced Broadcasting delivery system, Affiliate will

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      restore Enhanced Broadcasting service as soon as possible. Except as may be otherwise provided for in this Agreement, Affiliate agrees not to charge Programmer for delivery of Enhanced Broadcasting for the term of the Agreement. Wink warrants that it has the permission of all Programmers for which it provides Enhanced Broadcasting to retransmit and/or enhance their programming services.

4.4 Wink agrees to a five (5) percent Revenue Share with Affiliate on all Wink generated advertising Purchase and Request transactions by Affiliates' Wink Subscribers for the term of this Agreement. (See Schedule A.)

4.5 For purposes of this Agreement, the term "Wink Subscriber" shall mean each Affiliate residential customer and commercial or business establishment receiving and paying for cable television service with a digital or advanced analog box in all Affiliate Operating Areas. Any and all Wink integration to digital cable set top boxes will be at the sole discretion of Affiliate.

4.6 Wink agrees to waive the $40,000 in installation and conversion fees for the Affiliate market upon the execution of the Agreement. During the period between February 1, 1999 and the later of March 31, 1999 or the date that Enhanced Broadcasting is available to the first Affiliate Wink Subscriber, Wink agrees to pay for any shipping or travel costs incurred by Wink in support of on-site installation, maintenance, phone support, or phone consulting. Beginning with the later of March 31, 1999 or the availability of Enhanced Broadcasting to the first Affiliate Wink Subscriber and August 1, 2000, Wink agrees to provide all travel, shipping and other out-of-pocket expenses incurred by Wink to remedy a material technical problem. Following August 1,2000, all travel, shipping and other out-of-pocket costs incurred by Wink from providing support on site (as opposed to by phone or e-mail), shall be reimbursed by Affiliate, provided however that Affiliate's obligation to reimburse Wink for such expenses is conditioned upon Wink (a) obtaining Affiliate's prior written consent for such expenditures and (b) Wink provides Affiliate with an itemized and documented invoice for such expenditures with its monthly invoice.

4.7 Wink agrees to provide Enhanced Broadcasting for local promotional advertisements to Affiliate at no charge for a period of eighteen (18) months from the Launch Date. Wink agrees to provide one (1) copy of Wink Studio (authoring tool) upon Affiliate's request in order to support Affiliate in experimentation of local application development. Wink shall develop one (1) Virtual Channel template for Affiliate, with Affiliate having final approval on all Wink content.

4.8 Affiliate may choose to utilize other Wink Software and services of Wink from time to time under this Agreement. These services will be extended by Wink to Affiliate at the then prevailing retail rate.

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5.    PAYMENT TERMS

5.1 On or before the thirtieth (30th) day following Affiliate's receipt of the monthly Wink invoice, throughout the term of this Agreement, Affiliate shall remit to Wink all fees owed for services rendered in the previous month.

5.2 Wink's failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Affiliate of its obligation to make any payment. Wink agrees that an invoice must be sent to Affiliate prior to payment by Affiliate. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1 - 1/2%) per month or (ii) the maximum legal rate permitted under law, and Affiliate shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments.

6.    PROMOTION AND RESEARCH

6.1 Affiliate agrees to promote and market the Wink service to Subscribers within the Operating Area of each launched system. Advertising, promotional, marketing and/or sales materials concerning the Wink service which are provided to Affiliate by Wink may be used at the discretion of Affiliate.

6.2 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with Affiliate. Wink agrees to provide a research fund of monies, not to exceed eight thousand dollars ($8000.00) for the purpose of supporting Affiliate in gathering and aggregating data during the trial period. Affiliate agrees that there must exist mutual agreement prior to committing such funds. Affiliate shall provide Wink with reasonable assistance in conducting such research with respect to Affiliate's subscribers. Both Wink and Affiliate agree that the other party will have access to any and all research conducted by either party regarding the deployment, launch, and usage of Wink service by Affiliate subscribers.

6.3 It is the intent of Wink to issue a press release with respect to this Agreement within fourteen (14) days of execution of this Agreement. Neither party shall issue any press release, with respect to this Agreement, unless the content of such release is mutually approved.

7.    NOTICES

7.1 All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to WINK COMMUNICATIONS, Attn: VP - Affiliate

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      Sales at 1001 Marina Village Parkway, Alameda, CA 94501; and, if to Cox
      Communications Palos Verdes, Attn: Vipan Seth, 43 Penninsula Center, Rolling Hills Estates, CA, 90214, with a copy to Cox Communications, Inc., Director New Business Development, 1400 Lake Hearn Drive, Atlanta, GA, 30309. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

8.    TRADEMARKS

8.1 All right, title and interest in and to the service or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Affiliate acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Affiliate. Wink acknowledges that the name, COX, as well as any logos, trademarks, service marks and copyrighted material owned or controlled by Affiliate, and that all use of the name, COX, shall remain the sole and exclusive property of Affiliate, and cannot be used by Wink without express permission by Affiliate, and no right or ownership are intended to be or shall be transferred to Wink.

9.    REPRESENTATION AND INDEMNIFICATION

9.1 Wink represents and warrants to Affiliate that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

9.2 Affiliate represents and warrants to Wink that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) Affiliate has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder;
      (iii) Affiliate's Operating Areas are operating, with respect to any cable television system, pursuant to valid franchise agreements, or licenses or other permits duly authorized by proper local authorities; (iv) Affiliate is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

9.3 Wink shall indemnify, defend and hold harmless any COX company, Affiliate, its parents, subsidiaries, and their respective affiliates, officers, directors, employees and agents from and against any and all losses, settlements, claims, actions, suits, proceedings, investigation, judgments, awards, damages, liabilities, costs and expenses including, without

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      limitation, reasonable attorneys' fees (collectively "Losses" and, individually, a "Loss") which arise out of or as a result of (i) any claim, demand, action, suit or proceeding in which it is alleged that the Wink Software or Enhanced Broadcasting or any part thereof violates or infringes any patent or copyright or other proprietary right of any third party or constitutes a misappropriation of any third party's trade secrets or (ii) arising out of or as a result of any Wink equipment or Affiliate's carriage of the Wink Enhanced Broadcasting.

10.   CONFIDENTIALITY

10.1 In the event that Wink is required to produce any Cox confidential information in order to comply with a court order, subpoena or other compulsory legal process, it will promptly inform Cox of this requirement and will give Cox the opportunity to object to such disclosure prior to the designated date of production. The parties agree to keep the terms of this Agreement confidential, but acknowledge that VBI pass through disclosures will be made to Programmers and that certain other disclosures may be required by law.

10.2 Wink commits to Affiliate that Wink will implement high levels of security on the network for the collection, storage, and routing of subscriber information. Wink further agrees to only release individual subscriber information to entities that a subscriber decides should have that information and only in connection with the specific transaction or request made by the subscriber. Choice is granted by the subscriber through his or her deliberate interaction with a Wink Enhanced Broadcasting application. For purposes of this Agreement, Subscriber Data is defined as that information which currently resides in Affiliate's billing system, e.g. subscriber name, address, phone number, service level, monthly billing amount, ordering activity tied to pay-per-view and other ancillary services and Wink Software.

11    TERMINATION

11.1 Notwithstanding any other provision herein, Wink will have the right to terminate this Agreement or all or any licenses granted herein if Affiliate fails to comply with any of its material obligations under this Agreement. Should Wink elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. Affiliate will then have fifteen (15) days from receipt of notification to remedy the items of nonperformance. Should Affiliate fail to correct these items of nonperformance, then Wink shall have the right to collect all fees owed under this Agreement for the entire term of the Agreement, and enter upon Affiliate's premises to repossess and remove any Wink-owned or licensed Wink Software. In addition, Wink's termination of this Agreement or such taking of possession shall be

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      without prejudice to any other remedies Wink may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if Affiliate has not made payment of the fees or charges due hereunder and such nonpayment continues after thirty (30) days prior written notice by Wink, then Wink may terminate this Agreement or any license granted herein.

11.2 Notwithstanding any other provision herein, Affiliate will have the right to terminate this Agreement or all or any licenses granted herein during the term of this Agreement if Wink fails to comply with any of its material obligations under this Agreement or if Wink encounters or creates a material technical problem with its Software or its Enhanced Broadcasting in the course of its performance of the Agreement. Should Affiliate elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. Wink will then have fifteen (15) days from receipt of notification to remedy the items of nonperformance and sixty (60) days from receipt of notification to remedy any technical problems. In addition, Affiliate's termination of this Agreement shall be without prejudice to any other remedies Wink may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement.

11.3 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Affiliate to use the Wink Software will cease and Affiliate will immediately (i) grant to Wink access to its business premises and the Wink Software and allow Wink to remove the Wink Software, (ii) purge all copies of all Wink Software from all computer processors or storage media on which Affiliate has installed or permitted others to install such Wink Software, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of Affiliate, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Product remains in Affiliate's possession or under its control.

11.4 Except as otherwise provided herein, neither Affiliate nor Wink may terminate this Agreement except upon thirty (30) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within thirty (30) days of such notice.

12.   GENERAL

The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

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a)    This Agreement may not be assigned without prior written mutual consent of
      Affiliate and Wink.

b) This Agreement may be amended only by an instrument in writing, executed by Affiliate and Wink.

c) This Agreement will be governed in all respects by the laws of the State of California.

d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Affiliate and Wink.

e)    This Agreement may be signed in counterpart.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC                  COX COMMUNICATIONS PALOS VERDES

Name :                                    Name:


Title:                                    Title:

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                          WINK/AFFILIATE REVENUE SHARE
                                  -SCHEDULE A-
                      WINK RESPONSE SERVICE TRANSACTION FEE
                       5 PERCENT OF GROSS TRANSACTION FEE


Purchase Transaction is defined as transaction(s) initiated by Wink enabled subscribers which result in the purchase of services or products advertised through a Wink Enhanced Broadcast application.

Request Transaction is defined as transaction(s) initiated by Wink enabled subscribers which result in the subscriber requesting information that must be sent to subscriber about services or products advertised through a Wink Enhanced Broadcast application.